THE PERKIN-ELMER CORPORATION

COMPUTATION OF NET INCOME PER SHARE
(unaudited)
(Amounts in thousands except per share amounts)


                                                   Nine months ended March 31,

                                                       1996          1995

Weighted average number of common shares              42,490        42,199

Common stock equivalents - stock options                 936           440

Weighted average number of
common shares used in calculating
primary net income per share                          43,426        42,639

Additional dilutive stock options                        172            59

Shares used in calculating fully
diluted net income per share                          43,598        42,698


Calculation of primary and fully
diluted net income per share:

Net income used in the calculations of
primary and fully diluted net income per share    $    4,412   $    68,711


Primary net income per share                      $     0.10   $      1.61


Fully diluted net income per share                $     0.10   $      1.61


                                     EXHIBIT 11